Exhibit 10.2


                                                                  7 October 2005

EMPLOYMENT AGREEMENT

Employment Agreement, between Astrata Group Incorporated (the "Company") and Anthony Harrison (the "Employee").

For good consideration, the Company employs the Employee on the following terms and conditions.

1. Term of Employment. Subject to the provisions for termination set forth below this agreement will be effective from 7th October 2005;

2. Salary. The Company shall pay the Employee a salary of (pound) 140'000 per year, for the services of the Employee, payable at regular payroll periods;

3. Bonus Compensation: Subject to the development of quantitative and qualitative goals and subject to the approval of the compensation committee of the Board of Directors, the employee will receive and annual performance bonus of up to 100% of salary compensation;

4. Duties and Position. The Company hires the Employee in the capacity of EXECUTIVE CHAIRMAN OF THE BOARD OF DIRECTORS; The Employee's duties may be reasonably modified at the Company's discretion from time to time;

5. Office Location: Astrata Europe Ltd, 112-113 The Chambers, Chelsea Harbour, London SW10 0XF, United Kingdom. The Company reserves the right to change your office location;

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6.       Employee to Devote Full Time to Company.  The Employee will devote full time, attention, and energies to the business of the Company, and, during this employment, will not engage in any other business activity, regardless of whether such activity is pursued for profit, gain, or other pecuniary advantage;

7. Confidentiality of Proprietary Information. Employee agrees, during or after the term of this employment, not to reveal confidential information, or trade secrets to any person, firm, corporation, or entity. Should Employee reveal or threaten to reveal this information, the Company shall be entitled to an injunction restraining the Employee from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed, the right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against the Employee for a breach or threatened breach of this condition, including the recovery of damages from the Employee;

8. Reimbursement of Expenses. The Employee may incur reasonable expenses for furthering the Company's business, including expenses for entertainment, travel, and similar items. The Company shall reimburse Employee for all business expenses after the Employee presents an itemized account of expenditures, pursuant to Company policy;

9. Vacation. The Employee shall be entitled to a yearly vacation of 35 working days, excluding UK National Holidays, at full pay;

10. Health Care. The employee will receive a comprehensive health and dental care package covering himself and his/her immediate family;

11. Termination of Agreement. Without cause, the Company may terminate this agreement at any time upon 30 days written notice to the Employee. If the Company requests, the Employee will continue to perform his/her duties and will be paid his/her regular salary up to the date of termination. In addition, the Company will pay the Employee on the date of the termination a severance allowance equivalent to no less than 24 months worth of salary, without cause, the Employee may terminate employment upon 180 days' written notice to the Company. The employee may be required to perform his or her duties and will be paid the regular salary to date of termination;

12. Employee Stock Option Plan (ESOP): The employee will be eligible to receive stock options or stock grants, in accordance with an approved stock option plan that will be filed with the SEC. The shares granted to the employee will be determined by the compensation committee of the Board of Directors. The options will be priced at the market closing price or market value on the date of the grant;

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13.      Assistance  in  Litigation.  Employee  shall  upon  reasonable  notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after employment;

14. Effect of Prior Agreements. This Agreement supersedes any prior agreement between the Company or any predecessor of the Company and the Employee, except that this agreement shall not affect or operate to reduce any benefit or compensation inuring to the Employee of a kind elsewhere provided and not expressly provided in this agreement;

15. Settlement by Arbitration. Any claim or controversy that arises out of or relates to this agreement, or the breach of it, shall be settled by arbitration in accordance with the United Kingdom Employment Protection (Consolidation) Act 1978 as amended. Judgment upon the award rendered may be entered in any court with jurisdiction;

16. Limited Effect of Waiver by Company. Should Company waive breach of any provision of this agreement by the Employee, that waiver will not operate or be construed as a waiver of further breach by the Employee;

17. Severability. If, for any reason, any provision of this agreement is held invalid, all other provisions of this agreement shall remain in effect. If this agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and the Employee shall be deemed reinstated as if this agreement had not been executed;

18. Oral Modifications Not Binding. This instrument is the entire agreement of the Company and the Employee. Oral changes have no effect. It may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.


Signed on this ____ day of ____________________ 200__ at _______________________


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Company                                           Employee